Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of PlanetOut Inc. for the registration of 1,700,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 09, 2006, with respect to the consolidated financial statements of PlanetOut Inc., PlanetOut Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of PlanetOut Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 15, 2006.

/s/ Stonefield Josephson, Inc
STONEFIELD JOSEPHSON, INC.

San Francisco, California
April 21, 2006